UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM SB-2

 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Amendment No. 1)

EDGETECH SERVICES INC.

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(Name of small business issuer in its charter)

NEVADA

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(State or other jurisdiction of incorporation or organization)

   7373                                 98-0204280

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(Primary standard industrial                  (I.R.S Employer

classification code number)                Identification No.)

18 Wynford Drive, Suite 615

Toronto, Ontario.

416-441-4046

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 (Address and telephone number of principal executive offices)

NEVADA AGENCY AND TRUST

50 WEST LIBERTY STREET

RENO, NEVADA

775-322-5623

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(Name address and telephone number of agent for service)

Approximate date of proposed sale to the public:

 As soon as practicable after the effective date of this registration statement.

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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,

check the following box. [X]

If delivery of the prospectus is expected to be made pursuant to rule 415, check this box [  ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE (1)

		PROPOSED MAXIMUM	PROPOSED MAXIMUM	AMOUNT OF
TITLE OF EACH CLASS OF	NUMBER OF SHARES TO	OFFERING PRICE PER	AGGREGATE OFFERING	REGISTRATION
SECURITIES TO BE REGISTERED	BE REGISTERED(1)	SHARE (2)	PRICE	FEE(3)

Common Stock, $0.001 Par Value	3,704,000	$0.14	$500,040	$26.29

(1) Represents shares to be sold by the selling shareholders named herein. Pursuant to Rule 416(b), there are also registered hereby such additional number of shares as may be issued or may become issuable as dividends or as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based upon the expected public offering price of $.14 per share pursuant to Rule 457. The common stock is traded on NASDAQ Over The Counter Bulletin Board  market and the Registrant makes no representation hereby as to the price at which its common stock will trade.

(3) The amount of registration fee is $126.70 per $1 million pursuant to the

Commission's Release No. 2004-10.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

 Subject to Completion Date September __, 2004

PROSPECTUS

EDGETECH SERVICES INC.

18 Wynford Drive, Suite 615

Toronto, Ontario.

416-441-4046

3,704,000 shares of Common Stock

The registration statement of which this prospectus is a part relates to the offer and sale of 3,704,000 shares of our common stock by the holders of these securities, referred to as selling security holders throughout this document. Edgetech Services, Inc. will not receive any proceeds from the sale of shares by the selling shareholders. There is currently no trading market for our stock.

The shareholders will sell at prevailing market of approximately $.15 per share as  quoted on the OTC Bulletin Board.

Our common stock is listed on NASDAQ Bulletin Board.

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "RISK FACTORS"

beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be offered and sold by the selling shareholders and/or their registered representatives from time-to-time during the next twelve months from the date of this prospectus at the prevailing market prices.

There is no minimum required purchase and there is no arrangement to have funds received by the selling shareholders and/or their registered representatives placed in an escrow, trust or similar account or arrangement.

The information in this prospectus is not complete and may be changed. The Company is not offering any securities for sale. Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

 The date of this prospectus is September 14, 2004

TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN PROSPECTUS

      Item 14. Disclosure of Commission Position On Indemnification for

      Item 23. Changes In and Disagreements with Accountants on Accounting and Financial Disclosure .......................................II-1

PART II - INFORMATION NOT CONTAINED IN THE PROSPECTUS

PART I – INFORMATION REQUIRED IN PROSPECTUS

Item 3. Summary Information and Risk Factors.

PROSPECTUS SUMMARY

This prospectus contains statements about our future operations, which involve risks and uncertainties. Our actual results could differ in important ways from our anticipated future operations, due to many factors, including "RISK FACTORS" beginning on page 5 and other factors. Because this is a summary and the information is selective, it does not contain all information that may be important to you. You should read carefully all information in the prospectus including its detailed information and the financial statements and the explanatory notes before making an investment decision.

OUR COMPANY.

We were incorporated in the State of Nevada on May 16, 1997. Our principal  executive offices are located at 18 Wynford Drive, Suite 704, Toronto, Ontario, M3C 3S2. Our telephone number is 416-441-4046. We are authorized to issue common stock and preferred stock. Our total authorized stock consists of 50,000,000  common shares and 25,000,000 preferred shares. Our fiscal year end date is April

30.

OUR BUSINESS.

Edgetech is providing enterprise security products and services. Edgetech IT security products include: intrusion detections systems; network and host based intrusion protection systems; network taps; network behavioral analysis systems; patch management systems; content management software; policy development and management tools; encryption software; forensics tools; and application layer protection systems. Edgetech security services include: control assurance services; risk consulting and regulatory services; security assessment and management; identity management; security infrastructure; vulnerability assessment, network penetration and intrusion testing; and ERP controls. The services account for approximately 70% and security products account for 30% of our revenues for year ending April 30, 2004.

We have a history of significant losses and negative cash flows since our inception. We had an accumulated deficit of approximately $1,865,341 for the year ended April 30, 2004 and have incurred a net loss for fiscal 2004 of $1,187,944 and $556,094 for fiscal 2003. We expect to have net operating losses and negative cash flows for the foreseeable future.

We do not currently have sufficient funds to fully develop our business plans.  Our financial statements have been prepared using accounting principles generally accepted in the United States applicable to a going concern.  It is uncertain whether we will continue as a going concern without additional capital. This accounting treatment contemplates the realization of assets and liquidation of liabilities in the normal course of our business.  We have increased our revenue but without additional capital or profitable operations our ability to operate as a going concern is uncertain. We require additional capital or profitable operations in order to continue operating over the next twelve months. To implement this years business plan, we require an additional funding of $1,000,000 for the current year to cover the costs of the additional staff and working capital requirements through funds raised by private placement and financial organizations.

We have a business strategic alliance with Microsoft, TopLayer, Symantec, Counterpane and a number of other top providers of security products. Edgetech supports the enterprise security needs of major government and private sector clients across North America. Our top five clients in order of revenue size are LGS Group, IBM, Comtec Information Systems, Public Works and Government Services Canada and Communications Security Establishment. For additional information, visit www.edgetechservices.com.

THE OFFERING

As of August 23, 2004, we had 40,518,500 shares of our common stock outstanding.  This offering is comprised of securities offered by selling security holders only. Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale of the securities.

Common stock offered by the selling shareholders .............  3,704,000 shares

RISK FACTORS

         A. OUR SUCCESS IS HEAVILY DEPENDENT UPON THE CONTINUED PARTICIPATION OF

KEY DIRECTORS TAE-HO KIM ,OUR CEO AND DIRECTOR AND SANG-HO KIM, OUR PRESIDENT AND DIRECTOR. IF WE LOSE THEM OUR BUSINESS MAY FAIL.

Our success is heavily dependent upon the continued active participation of two of our officers and directors, Tae-Ho Kim and Sang-Ho Kim. Tae Ho Kim has a strong background in financial analysis through his experience in the financial industry Sang-Ho Kim has managed engineering and programming staff, coordinated the IT needs of varying departments, implemented electronic data interfaces and more. Tae-Ho Kim and Sang-Ho Kim have no IT security experience. Unless we have the financial resources to hire and retain qualified security technical staff, the presentation and technical aspects of our products and services may not be able to attract or retain customers. There can be no assurance that we will be able to recruit or retain other qualified personnel, should it be necessary to do so.

B. WE ARE DEPENDENT ON TWO MAJOR CLIENTS, IBM AND LGS. IF WE LOSE THESE CLIENTS OUR BUSINESS MAY FAIL.

We are dependent on two major clients for a majority of our revenue.  For the years ended April 30, 2004 and 2003, we had sales of $580,341 to IBM (2003 - $697,084), and $610,274 to LGS (2003 - $319,329), which were in excess of 50% of total sales for the years presented.

C. NON PAYMENT OF DIVIDENDS

There are no restrictions that limit our ability to pay dividends on our common stock.  We have not declared any dividends since incorporation and we do not anticipate doing so in the foreseeable future.  Our present policy is to retain future earnings for use in our operations and expansion of our business.

D. RISK OF LIMITED OPERATING HISTORY

We have limited operating history on which you can evaluate us and our potential. Our revenue and income potential are unproven. An investor must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies with limited capital in new and rapidly evolving markets.

E. WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOWS SINCE OUR INCEPTION

We have incurred losses and negative cash flows since our inception. We had an accumulated deficit of approximately $1,865,341 at April 30, 2004 and have incurred net losses of approximately $1,187,944 and $556,094 for the year ended April 30, 2004 and 2003. We expect to have net operating losses and negative cash flows for the foreseeable future.

F. THERE IS SUBSTANTIAL DOUBT THAT WE WILL CONTINUE AS A GOING CONCERN

Our financial statements have been prepared assuming that we will continue as a going concern. As discussed in the notes to the financial statements, we have suffered recurring losses from operations and have a net capital deficiency. These factors raise substantial doubt about whether we have the ability to continue as a going concern.

G. WE REQUIRE ADDITIONAL FINANCING TO CARRY OUT OUR BUSINESS PLAN

We require additional financing in order to carry out our business plan. We require an additional $1,000,000 in funds in order to cover the costs of additional staff and working capital to implement this year’s business plan. Such financing may take the form of the issuance of common or preferred stock or debt securities, or may involve bank financing. There can be no assurance that we will be able to obtain such additional capital on a timely basis, on favorable terms, or at all. If we are unable to generate a sufficient amount of additional capital, our ability to implement our business plan may be adversely affected.

H. OUR FUTURE SUCCESS DEPENDS ON ENTERING INTO AN ACQUISITION STRATEGY INCLUDING RISKS ASSOCIATED WITH ENTERING INTO ACQUISITIONS

Our future results may depend in part on our success in implementing our acquisition strategy. This strategy is limited to effecting acquisitions of companies with complementary technology and supplier relationships specifically in the areas related to IT security products and services. Our ability to implement this strategy will be dependent on our ability to identify, consummate and successfully assimilate acquisitions on economically favorable terms. In addition, acquisitions involve a number of special risks that could adversely effect our operating results, including the diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities, legal, accounting and other expenses associated with any acquisition, some or all of which could increase our operating costs, reduce our revenues and cause a material adverse effect on our business, financial condition and results of operations.

Acquisitions that we may potentially make in the future entail a number of risks that could materially and adversely affect our business, operating and financial results, including:

-    problems integrating the acquired operations, technologies or products with our existing business and products;

-    diversion of management's time and attention from our core business;

-    need for financial resources above our planned investment levels;

-    difficulties in retaining business relationships with suppliers and customers of the acquired company;

-    risks associated with entering markets in which we lack prior experience;

-    potential loss of key employees of the acquired company; and

-    potential requirement to amortize intangible assets.

Future acquisitions also could cause us to incur debt or contingent liabilities or cause us to issue equity securities that would reduce the ownership percentages of existing stockholders.

I. WE ARE SUBJECT TO EXTENSIVE COMPETITION AND WE MAY BE UNABLE TO EFFECTIVEY COMPETE

We are subject to extensive competition from numerous competitors.  We cannot assure you that we will be able to compete successfully or that competitive pressures will not damage our business. Many of our competitors are larger and have substantially greater financial, distribution and marketing resources.  If we cannot compete successfully against such competitors, it will impair our ability to maintain our market position. Some of our competitors in similar markets and territories are Nexxinnovations, Qunara Inc., Cinnabar Networks Inc., Whitehat Inc., and Cygnos IT Security.

J. RISK OF DILUTION OF OWNERSHIP AS A RESULT OF STOCK ISSUANCES FOR ADDITIONAL FUNDING AND EXERCISING OF OUTSTANDING OPTIONS OR WARRANTS

There is a risk of dilution of ownership as a result of stock issuances for additional funding and exercising of outstanding options or warrants. In order to provide capital for the operation of the business, we may enter into additional financing arrangements.  These arrangements may involve the issuance of new shares of common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock.  Any of these items could result in a material increase in the number of shares of common stock outstanding, which would in turn result in a dilution of the ownership interests of existing common stockholders.  In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

We issued options, warrants or similar rights to purchase up to 3,173,550 shares of our common stock. If all the foregoing warrants and options were exercised as of June 05, 2004, our issued and outstanding shares of common stock would have increased from 39,233,500 to 42,407,050 an increase of approximately 8%. In addition, the value of our common stock as traded on the OTC Bulletin Board may experience a significant drop as a result of the exercise of all or a portion of the outstanding options and warrants.

K. PURCHASE OF PENNY STOCKS CAN BE RISKY

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than

$5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions.  The market price of our common stock has been less than $5.00 per share.  This designation requires any broker or dealer selling these securities to disclose specified information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of stockholders to sell their shares.  In addition, since our common stock is currently quoted on the OTC Bulletin Board, stockholders may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase our shares or a lack of market makers to support the stock price.

L. WE HAVE A HISTORY OF LIMITED TRADING MARKETS AND VOLATILITY OF SHARES

Historically, the volume of trading in our common stock has been low.  A more active public market for our common stock may not develop or be sustained. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control.

The stock market in general has recently experienced extreme price and volume fluctuations.  In particular, market prices of securities of technology companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies.  Continued market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of our shares.  Price volatility may be worse if the trading volume of our common stock is low.

Item 4. Use of Proceeds.

This prospectus is part of a registration statement that permits selling shareholders to sell their shares.  Because this prospectus is solely for the purpose of selling shareholders, we will not receive any proceeds from the sale of stock being offered.

Item 5. Determination of Offering Price.

The shares offered by this prospectus are being offered by the selling shareholders on a continuous or delayed basis until sold.  The selling shareholders will offer the shares at the prevailing market price at the time of sale by each selling shareholder and therefore no specific price has been set for this offering.

Item 6. Dilution.

This offering is for sales of stock held by existing Edgetech Services Inc. shareholders on a continuous or delayed basis in the future. Since this sale is by existing share holders, this will not result in additional dilution and will not result in any change to the net tangible book value per share before and after the distribution of shares by the selling shareholders.  There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered.

Item 7. Selling Security Holders.

This prospectus covers the offering of shares of common stock by certain Selling Shareholders. The selling shareholders do not and have not held any position, office or other material relationship with us in the past three years. This prospectus is part of a registration statement filed in order to register, on behalf of the Selling Shareholders, a total of 3,704,000 (1,111,000 + 2,593,000) shares of common stock issued to investors on February 05, 2004, in a private placement of shares of common stock.

	Shares of	Shares of	Shares of
	Common Stock	Common Stock	Common Stock
	Owned Prior	Being	Owned after
	to Offering	Offered	Offering	Percent
Name of Selling Shareholders			Number

Sutharsan Kunaratnam	2,593,000	2,593,000	0	70.00
Losana Yogarajah	1,111,000	1,111,000	0	30.00
			-

Total	3,704,000	3,704,000	0	100.00

Item 8. Plan of Distribution.

We are registering the shares on behalf of the selling shareholders.  When we refer to selling shareholders. All costs, expenses and fees in connection with the registration of the shares offered under this registration statement will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.  Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices.  Such transactions may or may not involve brokers or dealers.  The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals.  Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.  We have agreed to indemnify each selling shareholder against some liabilities arising under the Securities Act.  The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.  We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

Item 9. Legal Proceedings

We are not a party to any current or pending legal proceedings.

Item 10. Directors, Executive Officers, Promoters and Control Persons.

Our directors and executive officers as of the date of this Report are as follows:

Name	Age	Position
Tae Ho Kim	41	Chief Executive Officer
Sang Ho Kim	39	President, CFO and Chairman of our Board of Directors.
Robert Pollack	63	Director
Fred Fulcher	71	Director

Mr. Tae Ho Kim was appointed as a director in December 2002, and does not serve as director to any other company.  Mr. Kim is the CEO of Edgetech Services Inc (formerly Secure Enterprise Solutions Inc.) Since 1998 he has been a partner and co-founder of Edgetech Services Inc. From 1994-1998 Mr. Kim was a financial consultant and senior consultant at CIBC Wood Gundy Securities Inc, a full service brokerage house; and from 1993-1994 a financial advisor at Midland Walwyn Capital Inc, a full service brokerage house; and from 1990-1993 Mr. Kim was an account officer at CIBC, one of the largest banks in Canada – Winnipeg Corporate Banking Centre. Tae Ho Kim offers a strong background in financial analysis through his experience in the financial industry.

Mr. Sang Ho Kim, B.SC, P.Eng, was appointed as a director in December 2002, and also serves as CEO and director of Modena 1 Inc.  Mr. Kim is the President of Edgetech Services Inc. (formerly Secure Enterprise Solutions Inc.) and co-founder of Edgetech Services Inc. Sang Ho Kim is primarily responsible for building Edgetech Services from a 3-person startup to a successful consulting practice with over 20 staff and 400% revenue growth since 1998.

From 1993 through 1998, Mr. Kim was Electronic Commerce Manager and Project Manager for Groupe Schneider Canada and Schneider Electric Canada. As such he supervised engineering and programming staff, coordinated the IT needs of varying departments, implemented Electronic Data Interfaces and more.

Mr. Robert Pollack, MBA, was appointed as a director in December 2002 and has over 30 years of business leadership in start-ups, mid-stage, and turn around companies. Many companies under his leadership have prospered in the public marketplace. Mr. Pollack is a partner in Wildwood Capital LLC, an investment bank that specializes in working with small and mid-sized companies in high growth markets.  Currently, Mr. Pollack is also serving as a Consultant-Network Security Managing Director at Continuum Partners, LLC.

Mr. Pollack spent seven successful years as an independent business and technology consultant specializing in large Secure VPN & Internet Systems. He was previously President and COO of Graphics Imaging Systems where he was instrumental in taking the company from start-up to over $10 million in sales before the company was successfully sold.

Fred Fulcher, CA, CPA, was appointed as a director in December 2002, and does not serve as a director of any other company.  Mr. Fulcher has over 35 years experience with large diversified corporations in senior management positions. Since 1993 he has been a business consultant under contract to the Winnipeg Airport Authority. His diversified business background has involved extensive corporate budgeting, profit planning, financial modeling, organization planning, communications and manpower planning responsibilities. This has included a strong mix of business studies, problem-solving assignments and board-level presentations.

Donald R. George replaced Mr. Pollack on the board as of July 21, 2004. Mr. George holds a Bachelor of Arts degree from the University of Winnipeg and a Bachelor of Laws degree from the University Manitoba.  Mr. George has practiced law in Manitoba since 1985 and concentrates his practice in real estate, civil litigation, estates and commercial transactions.  Mr. George currently is a lawyer and an investment advisor with the Blackstone Investment Group where he has practiced since 2003.

COMPOSITION OF OUR BOARD OF DIRECTORS

We currently have four directors. All directors currently hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Our officers are appointed annually by the Board of Directors and hold office until their successors are appointed and qualified. Pursuant to the Company’s by-laws, the number of directors shall be increased or decreased from time to time by resolution of the Board of Directors or the shareholders.  No director or executive officer of ours has been a director or executive director of any business, which has filed a bankruptcy petition, or had a bankruptcy petition filed against it.  No director or executive officer of ours has been convicted or a criminal offence or is the subject of a pending criminal proceeding.  No director or executive officer of ours has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.  No director or officer of ours has been found by a court to have violated a federal or state securities of commodities law.

COMMITTEES OF OUR BOARD OF DIRECTORS

We currently do not have any committees of our Board of Directors. The full Board of Directors fulfills the role of the Audit Committee.

DIRECTOR COMPENSATION

Directors currently do not receive cash compensation for their services as members of the Board of Directors, although members are reimbursed for expenses in connection with attendance at Board of Directors meetings and specific Company business meetings.  Directors are eligible to participate in our stock option plans. Option grants to directors are at the discretion of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company.

Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish our Company with copies of all Section 16(a) forms they file.

Our Company's officers, directors and greater than ten percent beneficial owners filed in a timely manner in accordance with Section 16(a) filing requirements.

Item 11. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of May 14, 2004 by:

each person known by us to beneficially own 5% or more of our outstanding common stock;

        each of our directors;

        each of the Named Executive Officers; and

        all of our directors and Named Executive Officers as a group.

In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or direct the disposition of such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or debentures held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of May 14, 2004 are deemed outstanding.

Percentage of beneficial ownership is based upon 39,233,500 shares of common stock outstanding at May 13, 2004. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.  Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Edgetech Services Inc, 18 Wynford Drive, Suite 615, Toronto, Ontario, M3C 3S2.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Tae Ho Kim – CEO C/O Edgetech Services Inc.	5,525,769 $0.001 Par Value, Common Stock	(1)	14.7%

Sang Ho Kim – President, CFO C/O Edgetech Services Inc.	6,058,231 $0.001 Par Value, Common Stock	(2)	16.0%

Frederick M Fulcher – Director C/O Edgetech Services Inc,	438,692 $0.001 Par Value, Common Stock	(3)	1.0%
Sutharsan Kunaratnam Private Investor	2,593,000 $0.001 Par Value, Common Stock		6.6%
Robert Pollack – Director C/O Edgetech Services Inc.	44,000 $0.001 Par Value, Common Stock	(3)	0.1%

All directors and Named Executive Officers as a group (4 persons)	15,075,692 $0.001 Par Value, Common Stock		38%

(1)

Tae Ho Kim also holds 150,000 stock options at $0.30 per common share that vest on November 1, 2003; 150,000 stock options at $0.35 per common share that vest on November 1, 2004; and 150,000 stock options at $0.40 per common share that vest on November 1, 2005.  All of the stock options expire on November 7, 2007.  These options are not included in the number of shares beneficially owned, as they cannot be acquired within 60 days of the date of this annual report. Tae Ho Kim does not hold any warrants.

(2)

Sang Ho Kim also holds 150,000 stock options at $0.30 per common share that vest on November 1, 2003; 150,000 stock options at $0.35 per common share that vest on November 1, 2004; and 150,000 stock options at $0.40 per common share that vest on November 1, 2005.  All of the stock options expire on November 7, 2007.  These options are not included in the number of shares beneficially owned, as they cannot be acquired within 60 days of the date of this annual report.  Sang Ho Kim does not hold any warrants.

(3)

These individuals do not have any stock options or warrants.

We are not aware of any arrangements, which may result in “changes in control” as that term is defined by the provisions of Item 403 (C) of Regulation S-B.

Item 12. Description of Securities.

As of May 14, 2004, we had 39,223,500 shares of our common stock outstanding.

The following is a summary of provisions of the common stock:

As of Date May 14, 2004, we were authorized to issue 50,000,000 shares of common stock, of which 39,223,500 shares were issued and outstanding held by approximately 2200 shareholders of record as of May 13, 2004.  This public offering consists solely of shares of common stock being resold by selling shareholders.  Therefore, this offering will not affect the total number of shares of common stock issued and outstanding.

A quorum for a general meeting of shareholders is one shareholder entitled to attend and vote at the meeting who may be represented by proxy and other proper authority, holding at least a majority of the outstanding shares of common stock. Holders of shares of common stock are entitled to one vote per share on all matters to be voted on by the shareholders.  Action by the shareholders requires a vote by holders of a majority of the shareholders present, in person or by proxy, at a meeting of the shareholders.  The holders of shares of common stock are entitled to receive any dividends the board of directors declares out of funds legally available for the payment of dividends.  There are no limitations on the payment of dividends.

In addition, there are no pre-emptive rights, no subscription rights, no sinking fund provisions, no conversion rights, no redemption provisions, no voting as a class, and no restrictions on alienability relating to the shares of common stock and none of the shares of common stock carry any liability for further calls. There are no provisions discriminating against any existing or prospective holder of common stock as a result of such shareholder owning a substantial amount of securities.

Upon any liquidation, dissolution, or winding up of our business, if any, after payment or provision for payment of all of our debts, obligations, or liabilities, the proceeds will be distributed to the holders of shares of common stock.

Item 13. Interest of Named Experts and Counsel.

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of Edgetech Services Inc.

LEGAL MATTERS

The Board of Directors has selected Law office of Warren J. Soloski  as the independent Legal Advisors for the Company. Mr. Warren J. Soloski is a member of the California Bar Association.

Law office of Warren J. Soloski

Attorney at Law

11300 West Olympic Blvd.

Suite 800

Los Angels, CA

90064

ACCOUNTING MATTERS

The Board of Directors has selected Dohan and Company, CPA’s, P.A. as the independent auditors for the Company.  Dohan and Company, CPA’s, P.A. is an independent certified public accountants and experts in accounting and auditing.

Dohan and Company, P.A.

Certified Public Accountants

7700 North Kendall Drive

Suite 200

Miami, Florida

33156-7578

Item 14. Disclosure of Commission Position of Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 15.Organization Within Last Five Years.

We were incorporated under the provisions of the General Corporation Act of the State of Nevada, USA on May 16, 1997 as Annex Business Resources Inc.  We became a reporting company under the US Securities and Exchange Act of 1934 on November 20, 1999. We have not undergone any bankruptcy, receivership or similar proceedings. We changed our name to NewsGurus.com, Inc, which later on changed to SETP or Secure Enterprise Solutions Inc. On December 2, 2002 we changed our name to Edgetech Services Inc. (the “Company”) following our acquisition of Edgetech Services Inc on May 22, 2002. As part of the acquisition, we acquired all of the issued and outstanding capital stock of EdgeTech Services Inc., a private company incorporated under the laws of Ontario, Canada.  We issued 16,005,000 common shares to the former shareholders of EdgeTech Services Inc, and payments of $66,000. Item 6 of this Form 10-KSB goes into further detail of the acquisition. EdgeTech Services Inc. was found on July 11th, 1995, to provide innovative and effective services to help our clients achieve their business goals.  Edgetech Services Inc. provides IT products and services specializing in Information Technology (IT) Security, Enterprise Resource Planning (ERP) and Knowledge Based Systems.

 Item 16. Description of Business.

A. BUSINESS DEVELOPMENT

We were incorporated under the provisions of the General Corporation Act of the State of Nevada, USA on May 16, 1997, as Annex Business Resources Inc.  We became a reporting company under the US Securities and Exchange Act of 1934 on November 20, 1999. We have not undergone any bankruptcy, receivership or similar proceedings. We changed our name to NewsGurus.com, Inc, which later on changed to SETP or Secure Enterprise Solutions Inc. NewsGurus business model was to supply to individuals and Small and Medium Sized Enterprises (SME's), for business intelligence and knowledge management products and services in North America. NewsGurus also reached additional audiences through re-distribution efforts and agreements. The Company creates marketing revenue streams by delivering targeted content to its audience on behalf of paying sponsors. NewsGurus intended to publish a monthly magazine to be distributed by traditional methods such as newspaper inserts as a way of attracting a wider audience for our content and to generate additional advertising revenue. With the change in name to Secure Enterprise Solutions on January 25, 2002, the company changed its business model to what it is today. On December 2, 2002 we changed our name to Edgetech Services Inc. (the “Company”) following our acquisition of Edgetech Services Inc on May 22, 2002. As part of the acquisition, we acquired all of the issued and outstanding capital stock of EdgeTech Services Inc., a private company incorporated under the laws of Ontario, Canada.  We issued 16,005,000 common shares to the former shareholders of EdgeTech Services Inc, and payments of $66,000. Item 6 of this Form 10-KSB goes into further detail of the acquisition. EdgeTech Services Inc. was founded on July 11th, 1995, to provide innovative and effective products and services to help our clients achieve their business goals.  Edgetech Services Inc. provides IT products and services specializing in Information Technology (IT) Security, Enterprise Resource Planning (ERP) and Knowledge Based Systems.

Through 2002 to 2004, we were successful in aligning a number of strategic partners with companies such as Counterpane, Symantec and Top layer to name just a few of our top partners. These partners will help in producing security compliance packages, which would not be complete without our technical expertise.

A number of successful conferences were presented of which each had an average attendance of 90 to 150 managers, technical experts and executives from many government and Fortune 1000 companies. Through these partnerships and marketing launches, we were able to penetrate the market areas such as the large telcos, provincial and federal governments, financial, insurance and many other organizations.

B. BUSINESS OF ISSUER

PRODUCTS AND SERVICES

Edgetech is providing enterprise security products and services. Edgetech IT security products include: intrusion detections systems; network and host based intrusion protection systems; network taps; network behavioral analysis systems; patch management systems; content management software; policy development and management tools; encryption software; forensics tools; and application layer protection systems. Edgetech security services include: control assurance services; risk consulting and regulatory services; security assessment and management; identity management; security infrastructure; vulnerability assessment, network penetration and intrusion testing; and ERP controls. The services account for approximately 70% and security products account for 30% of our revenues for year ending April 30, 2004.

MARKET

Edgetech Services Inc. is growing within this rapidly expanding $37 billion (2005) security products and services sector. Edgetech has a holistic marketing approach that helps companies achieve their business goals by providing tailored solutions to fit each client’s unique security needs. Edgetech educates our clients on industry trends and innovative solutions. We position ourselves as the go-to partner for all Security Solutions needs with our Clients. We are service-oriented to respond quickly to security vulnerabilities with proven solutions. We endorse and present best-of-breed Security Products & Solutions for our clients.

Security Market 2005 Estimate Breakdown:

Sector	5-yr Cum Growth Rate	Market Size in 2005 US$ Bil
Firewall / VPN / Intrusion Prevention	27%	$5.60
Antivirus/Filtering	21%	$4.20
Intrusion Detection/Management	23%	$1.40
Authentication/Encryption	14%	$4.90
Services/Compliance	26%	$21.00
Total	22%	$37.00

PARTNERS AND CLIENTS

We had added a number of partner products and services to add to our offering. Our major partners are TopLayer, Symantec, Counterpane and as well as number of other top providers of security products and services. Edgetech supports the enterprise security needs of major government and private sector clients across North America. We market our products and services through direct client relationships by our account representatives. Our products are distributed from our head office in Toronto or directly from our vendors. Our top five clients in order of revenue size are LGS Group, IBM, Comtec Information Systems, Public Works and Government Services Canada and Communications Security Establishment. We are dependent on two major clients for a majority of our revenue.  For the years ended April 30, 2004 and 2003, we had sales of $580,341 to IBM (2003 - $697,084), and $610,274 to LGS (2003 - $319,329), which were each in excess of 10% of total sales for the years presented.

COMPETITION

The competitive environment includes other companies in similar business.  The IT services are highly competitive and fragmented and have low barriers to entry.  We compete with other providers of IT outsourcing. We believe that our principal competitive factors are accurate assessment of our client’s requirements, timely assignment of technical consultants with appropriate skills, and the price of our services.

Excepting some of the large system integrator such as IBM and Computer Associates doing IT Security as part of their practice but there are limited companies focused in this offering. As the demand for integrated security solutions forecasted to grow rapidly, this space would attract new entrants and thus competition is expected to increase.

Current Competitors to Edgetech in similar markets and territories (Integrated IT Security Solutions with majority of sales in Canada):

Company	Revenue in millions $US
Nexinnovations	$700.0
Qunara Inc	$22.5
Above Security	$2.0
Cinnabar Networks Inc.	$8.5
Whitehat Inc.	$10.0 (est.)
Cygnos IT Security	$8.0
Edgetech	$2.2

SEASONALITY

Our business is not subject to seasonality, as companies require ongoing services throughout the year.

RESEARCH AND DEVELOPMENT

We spent approximately $40,000 and $95,000 in consulting fees to further develop our products and services during fiscal years 2004 and 2003. These costs have been expensed during the current year as part of consulting expense.

EMPLOYEES

We currently employ approximately nineteen (19) full time employees at the Toronto office, Winnipeg Office, Ottawa Office, Calgary Office and New York Office. In addition to the full time employees, we have approximately fifteen subcontractors.

C. REPORTS TO SECURITY HOLDERS

Our common stock is quoted and listed for trading on the OTC.BB under the symbol EDGH.  Our trading symbol changed to EDGH effective Monday, December 2, 2002, from SETP, and our name was changed from Secure Enterprise Solutions Inc. to Edgetech Services Inc. effectively on the same day.  Our new CUSIP No. 28027N 10 9.

We are fully reporting. All reports and other information filed with the SEC can be read and copied at the SEC’s public reference facilities in Washington, D.C. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference

Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at

prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

Item 17. Plan of Operation.

The information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operation contains "forward looking statements." Actual results may materially differ from those projected in the forward looking statements as a result of certain risks and uncertainties set forth in this report. Although our management believes that the assumptions made and expectations reflected in the forward looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be materially different from the expectations expressed in this Annual Report. The following discussion should be read in conjunction with the audited Consolidated Financial Statements and related Notes thereto included in Item 22.

BUSINESS COMBINATION WITH EDGETECH SERVICES INC.

On May 22, 2002, we completed the acquisition of Edgetech Services Inc, and subsequently changed our name to Edgetech Services Inc. from Secure Enterprise Solutions Inc.

As consideration for all of the common shares of Edgetech Services Inc, we paid $66,000 and issued 16,005,000 common shares to the former stockholders of Edgetech. Legally, our Company is the parent of Edgetech. However, control of the combined companies passed to the former stockholders of Edgetech. This share exchange has been accounted for as a recapitalization of our Company. The consolidated statements of operations and cash flows include Edgetech's results of operations and cash flows for the year ended April 30, 2003 and our results of operations and cash flows from May 22, 2002 (date of acquisition).  The consolidated statements of operations and cash flows for the year ended April 30, 2002 are those of Edgetech. The issued number of shares of common stock is that of our Company. The acquisition was accounted for as a recapitalization of our Company.  The value of the shares issued on the acquisition was based on the fair market value of the net assets acquired, which as of the date of acquisition was $96,648. During 2003, our operations expanded after the recapitalization of our Company, and while our business did not change from 2002 to 2003, we incurred expenditures that increased our losses as a result of becoming a public issuer. We believe that the 2003 and 2002 financial statements are comparable only in that we did not change our core business.  However, given the significant changes due to the recapitalization, the two years are considered significantly different.

The Edgetech subsidiary was paying five of its shareholders a total of US$68,580 paid in 24 equal monthly installments of $US 2,857.50 per month from December 2001 to November, 2003 in return for the cancellation of their shares of the subsidiary. These payments have since been completed and the agreements fulfilled.

A finder’s fee of 825,000 restricted Rule 144 shares was paid to a third party, Mr. Richard Biscan for the brokering of the merger between the Edgetech Services subsidiary and our company.

We have no further obligations related to the Edgetech acquisition.

For the purposes of this Form SB-2, the continuing operations are those of the newly acquired Edgetech as presented for the years ending April 30, 2003 and 2002. Previous financial results were recorded in Canadian dollars and were converted into US dollars using the current rate method. Table No.2 shows the exchange rates used when converting Edgetech’s financial statements from Canadian to US dollars.

Table No.2

Year	Average	April 30
2003	1.5396	1.4424
2002	1.5673	1.5665

RESULTS OF OPERATIONS FOR THE YEARS ENDED APRIL 30, 2004 AND 2003

Revenues increased 53% to $2,171,297 during Fiscal 2004 as compared to Fiscal 2003 when revenues were $1,420,006. The increase in growth is attributable to the growing use of the internet in the business community.  There is an increasing need for the development of security software and on-going support services. We believe that the on-going and increased business we receive from our clients stems from our credibility as a quality service provider, as well as the relationships we maintain we our clients.  We are benefiting from strong demand for outsourced IT and security services. We further believe that Current trends related to security infrastructure development are expected to continue to drive growth given the increase demand for companies to conduct their business on the internet.

Also included in the total revenues for Fiscal 2004 is $626,656 in hardware sales, which we began selling during the latter part of Fiscal 2004, and expect to continue into 2005.  There were no hardware sales during fiscal 2003.  The hardware sales began as a result of our customers wanting us to not only provide them with security service, but also to recommend and sell the hardware required to implement their plans.

Consulting and subcontractors expenses increased 31% to $1,772,865 during Fiscal 2004 as compared to fiscal 2003 when consulting and subcontractors expenses were $1,351,905.  The increase is due primarily to the relative increase in sales. We also incurred added consulting expenses related to our expansion going forward mainly in the areas of: funding and investment; business planning; marketing and media; and technical advisory. These costs are internal costs related to the reorganization of the corporate strategy and structure. Most of these consulting expenses were a one time expense but we believe we will require additional future consulting in the areas of: funding and investment; and technical advisory.

Selling, general and administration expenses increased 85% to $551,798 during fiscal 2004 as compared to fiscal 2003 when selling, general, and administration expenses was $298,352.  This increase was due to increased expenditures incurred from our reorganizing, and the addition of several staff members in preparation for increased expansion. We have added six personnel in the sales department and three have left over the last year. We are planning to enter new markets which will include telecommunication companies and the education sector.

During fiscal 2003, we wrote-off the balance of a note receivable in the amount of $11,750.  The note receivable relates to the sale of media assets to former shareholders of our Company, which were sold during the period ended March 31, 2002, for $48,000.  The media assets included the domain name for “Newsgurus,” the previous name of our Company. The note was non-interest bearing and unsecured.  The note holders had the legal option to offset any amounts owed to them by the note.  During fiscal 2003, $36,250 was offset against liabilities owed to these former shareholders. We have attempted to collect the note on numerous occasions, but believe that the cost of taking legal action outweighs the benefit of collecting the amount. Accordingly, we have determined that it unlikely that the balance will be collected, and accordingly we have written off the balance to

Net loss for fiscal 2004 was $1,187,944 and $556,094 for fiscal 2003. The increase in loss for the year is due to increased costs associated with our expansion, and while we expected these costs to be less than the previous year, they have continued to be high.  However, we now believe that we have a good business plan which will help reduce these costs in the coming year.

No income taxes were payable in 2004 or in 2003, as a result of the operating losses recorded during those years. Based on a number of factors, including the lack of a history of profits, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets, and, accordingly, has not booked an income tax benefit as of April 30, 2004 and 2003. All losses incurred can be carried forward for seven years for Canadian income tax purposes and twenty years for United States income tax purposes.

Loss per share was $0.03 for fiscal 2004 and a loss of $0.02 per share for fiscal 2003.

SEASONALITY

Our business is not subject to seasonality, as companies require ongoing services throughout the year.

RESULTS OF OPERATIONS FOR THE YEARS ENDED APRIL 30, 2003 AND 2002

Revenues increased 29% to $1,420,006 during Fiscal 2003 as compared to Fiscal 2002 when revenues were $1,097,014. The increase was primarily due to continued growth in both our IT Security Practice and our IT Outsourcing lines of business. The increase in growth is attributable to the growing use of the internet in the business community.  There is an increasing need for the development of security software and on-going support services. Our increase in revenues is also attributable as we have added new clients to our existing clientele.  Several of our existing clients have also increased the amount of work we provide them during the last year. We are benefiting from strong demand for outsourced IT and security services. We believe that current trends related to security infrastructure development are expected to continue to drive growth given the increase demand for companies to conduct their business on the internet.

Consulting and subcontractors expenses increased 77% to $1,351,905 during Fiscal 2003 as compared to fiscal 2002 when consulting and subcontractors expenses were $765,080.  This increase was due to increased expenditures incurred from consulting work related to creating and reorganizing our corporate structure in preparation for increased expansion. We incurred added consulting expenses mainly for the areas of: mergers and acquisition planning and advisory; sales strategy and structuring; managerial and accounting; and technical advisory. These costs are internal costs related to the reorganization of the corporate strategy and structure. We believe that these added expenses were necessary for the long term success of the company. Experts were solicited in each of the areas mentioned to develop strong strategies for the future. These costs are primarily one-time expenses and are expected to diminish going forward.

Selling, general and administration expenses increased 68% to $298,352 during fiscal 2003 as compared to fiscal 2002 when selling, general, and administration expenses was $177,592.  This increase was due to increased expenditures incurred from our reorganizing, and the addition of several staff members in preparation for increased expansion.

During fiscal 2003, we wrote-off the balance of a note receivable in the amount of $11,750.  The note receivable relates to the sale of media assets to former shareholders of our Company, which were sold during the period ended March 31, 2002, for $48,000.  The media assets included the domain name for “Newsgurus,” the previous name of our Company. The note was non-interest bearing and unsecured.  The note holders had the legal option to offset any amounts owed to them by the note.  During fiscal 2003, $36,250 was offset against liabilities owed to these former shareholders.  We have attempted to collect the note on numerous occasions, but believe that the cost of taking legal action outweighs the benefit of collecting the amount. Accordingly, we have determined that it is unlikely that the balance will be collected, and therefore we have written off the balance to operations.

Net loss for fiscal 2003 was $556,094, and $65,119 for fiscal 2002.   The increase in loss for the year is due to increased costs associated with creating and implementing a corporate reorganization following the recent merger with the public company formerly known as Secure Enterprise Solutions Inc. During fiscal 2003 we incurred expenses that resulted from the operations of the former Secure Enterprise Solutions Inc., which include costs related to maintaining a reporting public company. Other major costs were to increase our sales force as well as costs to develop our existing business plan.

No income taxes were payable in 2003 or in 2002, as a result of the operating losses recorded during those years. Based on a number of factors, including the lack of a history of profits, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets, and, accordingly, has not booked an income tax benefit as of April 30, 2003 and 2002. All losses incurred can be carried forward for seven years for Canadian income tax purposes and twenty years for United States income tax purposes.

Loss per share was $0.02 for fiscal 2003 and a loss of $0.01 per share for fiscal 2002.

On April 16, 2002, we announced our intention to acquire up to 51% of Secured Infrastructure Design Corporation (SIDC) of Tokyo, Japan, as part of the ongoing strategy of building a diversified security-consulting firm.  A total of $30,000 and 100,000 shares of our common stock have been paid to SIDC to acquire a 9.8% ownership interest. No further ownership interest is contemplated at this time, and we do not expect any revenues from this investment.  We have decided to write-off our investment in SIDC, which was written off prior to the acquisition of Edgetech.  We will continue to focus on our core operation in North America.

CRITICAL ACCOUNTING POLICIES

Management's discussion and analysis of the Company's financial condition and results of operations is based upon the Company's financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results may differ from these estimates under different assumptions or conditions. Management frequently reevaluates its judgments and estimates which are based on historical experience, current trends and various other assumptions that are believed to be reasonable under the circumstances.

The Company's significant accounting policies are discussed in Note 1 to the Company's financial statements. Management believes that the following accounting policies include a higher degree of judgment and/or complexity and, thus, are considered to be critical accounting policies.  Management has discussed the development and selection of the Company's critical accounting policies with the Board of Directors and they have reviewed the Company's disclosures relating to them.

LIQUIDITY AND CAPITAL RESOURCES

As of April 30, 2004, we had working capital of $273,711, which represented an increase of $155,100 as compared to the working capital position of $118,611 as of April 30, 2003. The primary reason for the increase in working capital was due to the shares issued for cash which raised $536,000 as well as loans received totaling $377,168.  Shares issued for cash included 120,000 stock options exercised for proceeds of $36,000 and 3,704,000 common shares issued pursuant to a private placement for proceeds of $500,000. The loans received during the year were also repaid through the issuance of common stock.  We have a line of credit  with Bank of Montreal  that allows us to withdraw up to $CDN 100,000 (approximately $73,000). As of April 30, 2004, we have not used up any of the line of credit. Accounts Receivable represents 69% of current assets. Many of those receivables have terms that exceed 60 days as they are from large corporations who require longer terms.  Given out history with these clients, we believe that our receivables continue to be collectible. 97% of the Company’s assets are current and predominantly made up of receivables from AAA credit rated companies like IBM and BMO. We are currently examining several financing options and negotiating our line of credit with our banker to fund our receivables. Cash flows used in operating activities for fiscal 2004 totaled ($602,644), which was primarily due to the loss for the year. Cash flows used in operating activities for fiscal 2003 totaled ($268,964).  The increase in cash outflows from operating activities between 2004 and 2003 is primarily due to the continue expansion of our company, which led to hiring of more personnel. These factors contributed to greater one-time expenses. Many of the consulting expenses were settled through the issuance of common stock, which is one of the reasons why the cash outflow from operations is significantly lower than our loss for the year.

As we are trying to conserve on cash as much as possible, many of our consultants have been willing to receive shares in lieu of cash payments.  While the expense related to the shares issued for consultants is high and affects our losses for the year, we are able to conserve cash in this manner.  We do realize, however, that issuing shares in lieu of cash does dilute the value of our stock, but until we reach profitability, we believe this is an appropriate way to conserve on cash.

Cash flows used in fiscal 2004 from investing activities totaled $(8,381), which was attributed to the purchase of equipment. Cash flows from fiscal 2003 totaled $22,733 consisting of cash acquired on the acquisition of Edgetech Services Inc. We are now more focused on leasing capital assets through way of operating leases, and our property and equipment expenditures have therefore decreased.

Cash flows from financing activities for fiscal 2004 totaled $738,147, consisting primarily from issuance of capital stock for cash of $536,000 and loans payable of $377,168 as mentioned previously. Cash flows from financing activities for fiscal 2003 totaled $244,483, consisting primarily of issuance of capital stock of $195,613, and bank indebtedness of $109,043. The increase in cash flows from financing activities between 2004 and 2003 is primarily attributed to the cash raised from the issuance of common stock, and the loans payable.

In order for us to continue to develop our business, we will need receipt of additional equity funding.  We have developed internally a list of accomplishments that set out expected revenues and related costs for the coming years and we to believe that our goals of expansion will be largely influenced by the quantity of equity funding received.  We believe that in order for us to meet our working capital requirements and hire additional staff so we can accomplish the level of expansion we’d like; we will need to raise approximately $1,000,000 over the next 12 months.  We also believe that to fund our current operations, we will need approximately $250,000 in equity financings.  If we cannot raise the necessary cash to cover these costs, then it is unlikely that we will meet our sales targets or hire additional staff. We will then have to revise our expansion plans accordingly and would expect limited if any sales growth. In order for us to meet our sales targets in the coming years, we hope to acquire smaller companies that are in the same industry as part of our expansion, increase the existing business with our existing clients, and bid for new projects with potential customers.

A number of marketing conferences are planned to be presented with our largest “partners” and to bring the awareness of Edgetech compliancy packages to our clients.

We have been integrating operations and administration systems as executive control of our Company has passed to the Edgetech team headed by brothers Tae Ho Kim and Sang Ho Kim.  Since the change of control, we have taken steps to settle existing payables from the former Secure Enterprise Solutions Ltd, and existing payables from Edgetech

The completion of the Edgetech transaction has considerably reduced our requirements for capital as compared to earlier periods. However, operating and expansion capital is required on an ongoing basis. We hope to be able to procure sufficient operating funds in part due to our expanding revenue base.

On February 4, 2004, we closed a private equity placement of $US 500,040. These funds will provide a foundation for our newly expanded sales and marketing efforts. The private placement, which sold 3,704,000 shares at $0.135. These shares were issued in reliance on the exemptions from registration provided by Rule 504 of Regulation D Section 4 (2) of the Securities Act.

We have raised $195,613 in 2002 through a private placement of our common restricted stock, and the exercise of stock options registered through S8, which were used to offset outstanding liabilities and add to our increasing working capital requirements.  Our working capital needs have risen due to increased sales during the current year. As per table, the 16,005,000 issued for the acquisition of Edgetech Services and the 850,000 shares for the finder’s fee shares were not registered. All other shares issued were registered under S-8 registration.

Operating under existing management, and with a new board of directors having been nominated, founder Chris Bunka has resigned as an officer and a director, as planned. Sang Ho Kim is the President and Chairman of the board of directors. Tae Ho Kim is the Chief Executive Officer and a director. Sudhir Khanna has resigned as Executive Vice president and a director to pursue other interests and since he was originally with the public company, we do not anticipate any negative impact to ongoing operations. Fred Fulcher and Robert Pollack are directors.   We expect to add an additional board member within the next coming year.

During fiscal 2003, we have added over ten additional “reseller partnerships” with the total now exceeding more than thirty, including those with some of the leading security technology companies in the world. These “partnerships” enable us to offer a broader suite of products and services to potential clients and thus enhance our potential for growth. Additional “reseller partnerships” are contemplated and additions or deletion in the list of partners could occur at any time.

One of our key strategies is to develop strong relationships with major enterprise-class clients in the premium IT Security space.  We are also investigating plans to acquire proprietary technology in the Network monitoring space through the merger of acquisition of such company to offer leading edge network management services. Our strategy requires forming additional alliances within our industry as well as effecting acquisitions of companies with complementary technology and supplier relationships.

We have taken steps to reduce expenses. We will not incur some of the past one time costs of consulting expenses mainly for the areas of: mergers and acquisition planning and advisory; sales strategy and structuring; managerial and accounting; and technical advisory. These costs are internal costs related to the reorganization of the corporate strategy and structure. We have hired full time employees to reduce the costs of expensive consultants. We do expect to hire additional employees or contract with consultants, primarily in the fields of marketing and sales, if and as corporate financing is available.  All existing and future positions are dependent to some degree upon our ability to raise expansion capital.

DISCUSSION OF STOCK PRICE

During the last 2 years, the price of our stock increased to highs of $1.12 and subsequently declined to lows of $0.07. The run up and subsequent decline can be attributed to a numbers of factors:

-

There is a risk involved in free trading shares being available into the market. There can be a downward pressure on the stock as there are more potential selling shareholders. Before the acquisition of Edgetech Services, the previous shareholders holding were available for sale. Many of the 16,005,000 shares issued for acquisition of Edgetech Services became free trading after one year. There were free trading shares through S-8 registrations in 2003 and 2004. With the registration of the shareholders from the private placement in February 2004 of 3,704,000 free trading shares will be available in the market that may put downward pressure on the stock.

-

We believe the market demand for IT security technology companies as well as increased coverage of company and high expectations of such companies by the investors created the increase in stock price.

-

On some of sharp decline from the period of the high of $1.12, we believe is attributed to "short sellers". “Short sellers” do not require free trading shares to sell but have the ability to sell shares into the market with an unlimited supply of free trading shares. With such high volumes of trading activity and the limited amount of free trading shares available in the market at that time, we believe it is very likely that short selling occurred to add free trading selling shares into the market to allow for high volumes and yet a sharp decline in market price. Also adding to the sharp decline is that many shareholders from the original Secure Enterprise Solutions Inc. had free trading shares and hence they sold which contributed to the decline.

-

We have been focusing on cleaning up the debt of the former Secure Enterprise Solutions Inc. and have losses due to the added expenses for expansion and corporate infrastructure. Some of the repayment of debt and other liabilities were settled by the issuance of shares from S8 registered shares. The possible added selling pressure to the market could also contribute to the decline.

Item 18. Description of Property.

We occupy office space in two locations.  Our head office is at 18 Wynford Drive, Toronto, Ontario, M3C 3S2, which has approximately 3500 square feet of office space.  We have an operating lease on the premises until December 14, 2006.  The current occupancy rate is approximately $12 per square foot.  Our second office is located at 175 Carlton Street, Winnipeg, Manitoba, R3C 3S9, which has approximately

600 square feet. We have an operating lease on the premises until March 31, 2005.  The current occupancy rate is approximately $10 per square foot.  We believe that these facilities will be adequate to meet our requirements for the foreseeable future and that suitable additional space will be available if needed. Other than described above, neither we, nor our subsidiary presently own or lease any other property or real estate.

Item 19. Certain Relationships and Related Transactions.

During the year ended April 30, 2004 and 2003, our Company entered into the following related party transactions:

a)

Settled $56,150 of amounts owing to directors and former directors of our Company through issuance of Common Stock and offsetting of note receivable from the directors and former directors.  These amounts included a $6,600 payable to Chris Bunka (a former director of our Company); a $24,000 settlement of a payable to Chris Bunka through an offset of a note receivable, a settlement of $13,300 with Fred Fulcher, a director of our Company; and $12,250 settlement of a payable to Sudhir Khanna (a former director of our Company) through an offset of a note receivable.  The $30,600 and the $12,250 settled with Chris Bunka and Sudhir Khanna was to repay them for past services while they acted as directors for the Company for the period from 2001 to 2002. The amounts owed to Chris and Sudhir did not bear any security or interest. The number of shares they received to settle the debts were based on the closing market price at the date the settlement was reached. In Chris’s case, there was also a note receivable from him for the media assets of the former “Newsgurus.”  We agreed with Chris that as part of the settlement, this note receivable would be offset to other amounts owing to him.

b)

Paid or accrued consulting fees of $46,339 to former directors of our Company (2002 - $Nil).  These amounts included $33,839 to Chris Bunka, and $12,500 to Sudhir Khanna.

c)

Paid $4,544 (2002 - $3,721) in interest on loans to a director and to a company owned by a relative of a director of the Company.  These amounts included $3,246 to Fred Fulcher, and $1,298 to Wesferd Management, a company controlled by a relative of Fred Fulcher.

Included in accounts payable is $21,900 (2002 - $Nil) owed to a Company owned by Chris Bunka.

The amounts charged to our Company for the services provided have been determined by negotiations amongst the parties and, in certain cases, are covered by signed agreements.  These transactions were in the normal course of operations and management believes that the measurement would have been the same had the parties not been related.

Due to related parties include the following:

	2003	2002

Current portion

Due to a director of the Company, Fred Fulcher (CDN$50,000 (2002 - CDN$70,000)), bears interest at 20%, unsecured, due on November 15, 2003.	$ 34,665	$ 44,685

Due to Wesferd Management, a company controlled by a relative of Fred Fulcher ((CDN$50,000) (2002 - $Nil), bears interest at 20%, unsecured, due on November 15, 2003.	34,665	-

	$ 69,330	$ 44,685

Long-term portion

Due to directors and former directors of the Company (CDN$67,276 (2002 – CDN$97,373)), non interest bearing, unsecured, with no specific terms of repayment but not to be repaid within the next year.	$ 46,462	$ 152,535

We had a Note receivable related to the sale of media assets to Chris Bunka and Sudhir Khanna, former directors of our Company.  The note was non-interest bearing and unsecured.  The note holders had the legal option to offset any amounts owed to them by the note.  During the current year, $36,250 was offset against liabilities owed to these former shareholders.  Management has determined that the remaining $11,750 would unlikely be collectible and accordingly has written-off the balance to the consolidated statements of operations.

Item 20. Market for Common Equity and Related Stockholder Matters.

Our common stock is quoted for trading on the OTC.BB under the symbol EDGH.  Our trading symbol changed to EDGH effective Monday, December 2, 2002, from SETP, and our name was changed from Secure Enterprise Solutions Inc. to Edgetech Services Inc. effectively on the same day.  Our new CUSIP No. 28027N 10 9.

We are fully reporting as we file our quarterly form 10QSB and our annual 10KSB along with any material events through 8K with the Securities and Exchange Commissions.

As of March 10, 2004, there are approximately 2,200 shareholders holding our issued common shares.  The aggregate market value of the voting and non-voting stock held by non-affiliates of the registrant was approximately $2,996,492 as of the closing price of $0.16 per share on July 18, 2003 on the OTC.BB.  There are 3,173,150 options and warrants to purchase additional common shares of the Company.

Table No. 1 lists the high and low closing sales prices on the OTC.BB for our common shares for the last one year period.  The price was $0.16 on  April 30, 2004 at our year end.

Table No. 1

OTC.BB Stock Exchange

Date	Open	High	Low	Close	Average Volume
April 30/04	0.16	0.18	0.14	0.16	103,674
January 30/04	0.17	0.19	0.15	0.17	184,532
October 31/03	0.36	0.44	0.20	0.25	809,530
July 31/03	0.16	0.39	0.14	0.27	608,088
April 30/03	0.59	0.81	0.34	0.41	566,239
January 31/03	0.19	0.43	0.18	0.39	145,499
October 31/02	0.20	0.21	0.12	0.15	19,632
July 31/02	0.18	0.23	0.10	0.20	65,934

Other than described above, our shares of common stock are not and have not been listed or quoted on any other exchange or quotation system. The prices presented are bid prices, which represent prices between broker-dealers and don’t include retail mark-ups and mark-downs or any commissions to broker-dealers. The prices may not reflect actual transactions.

DIVIDENDS

There are no restrictions that limit our ability to pay dividends on our common stock.  We have not declared any dividends since incorporation and we do not anticipate do so in the foreseeable future.  Our present policy is to retain future earnings for use in our operations and expansion of its business.

Item 21. Executive Compensation.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options /	All Other Compensation
		$	$	$	$	SARs (#)	$
Tae Ho Kim - CEO	2004	56,675	-	-	38,750	450,000 (1)	-
	2003	24,723	-	-	-	-	-
Sang Ho Kim – President	2004	57,430	-	-	38,750	450,000 (2)	-
	2003	27,945	-	-	-	-	-

(1) During fiscal 2003, 600,000 stock options were granted to Tae Ho Kim, of which 150,000 were exercised at $0.25 per common share for a dollar value of $37,500 during 2003. The granting of the 600,000 stock options represented 43% of the total options granted to employees during fiscal 2003.  There were no stock options granted during fiscal 2004. As of April 30, 2004, 450,000 options remain outstanding for Tae Ho Kim as follows: 150,000 stock options at $0.30 per common share that vested on November 1, 2003; 150,000 stock options at $0.35 per common share that vest on November 1, 2004; and 150,000 stock options at $0.40 per common share that vest on November 1, 2005.  All of the stock options expire on November 7, 2007.  None of the options are in-the-money as of April 30, 2004 or September 7, 2004.

(2) During fiscal 2003, 600,000 stock options were granted to Sang Ho Kim, of which 150,000 were exercised at $0.25 per common share for a dollar value of $37,500 during 2003. The granting of the 600,000 stock options represents 43% of the total options granted to employees during fiscal 2003,.  As of April 30, 2004, 450,000 options remain outstanding for Sang Ho Kim as follows: 150,000 stock options at $0.30 per common share that vested on November 1, 2003; 150,000 stock options at $0.35 per common share that vest on November 1, 2004; and 150,000 stock options at $0.40 per common share that vest on November 1, 2005.  All of the stock options expire on November 7, 2007.  None of the options are in-the-money as of April 30, 2004 or September 7, 2004.

Option/SAR Grants in Last Fiscal Year Ended April 30, 2004
Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Tae Ho Kim - CEO	-	-	-	-

Sang Ho Kim – President	-	-	-	-

Aggregate Option/SAR Exercises in Last Fiscal Year Ended April 30, 2004 and FY-End Option/SAR Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the Money Options/SARs at FY-End ($) Exercisable/Unexercisable
Tae Ho Kim - CEO	-	-	450,000 (150 are currently exercisable)	-

Sang Ho Kim – President	-	-	450,000 (150 are currently exercisable)	-

Item 22. Financial Statements.

EDGETECH SERVICES INC.

CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2004 AND 2003

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Edgetech Services Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Edgetech Services Inc. and Subsidiary (the Company) as of April 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 30, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has used, rather than provided, cash from operations and has an accumulated deficit of $1,865,341 that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dohan and Company, CPA's

Miami, Florida

June 11, 2004

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EDGETECH SERVICES INC.

CONSOLIDATED BALANCE SHEETS

AS AT APRIL 30,

	2004	2003

ASSETS

Current
Cash	$ 143,967	$ 17,841
Accounts receivable net of allowance of $Nil (2003 - $10,985)	494,444	401,941
Inventory	43,099	-
Prepaid expenses (Note 4)	32,364	190,152
Deferred tax asset less valuation allowance of $410,585 (2003 - $198,377)	-	-

Total current assets	713,874	609,934

Property and equipment (Note 5)	18,998	15,302

Other assets	474	451

Total assets	$ 733,346	$ 625,687

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC.

CONSOLIDATED BALANCE SHEETS

AS AT APRIL 30,

		2004	2003

Continued…

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Bank indebtedness (Note 7)		$ -	$ 116,389
Accounts payable and accrued liabilities		381,793	283,704
Accounts payable and accrued liabilities – related parties (Note 11)		21,900	21,900
Current portion of due to related parties		36,470	69,330

Total current liabilities		440,163	491,323

Due to related parties (Note 8)		36,266	46,642

Total liabilities		476,429	537,965

Commitments (Note 10)

Stockholders’ equity
Capital stock (Note 9)
Authorized
50,000,000	common shares with a par value of $0.001
25,000,000	preferred shares with a par value of $0.001
Issued and outstanding
39,217,950	common shares (2003 – 31,334,950)	39,218	31,335
Additional paid-in capital		2,116,980	764,443
Accumulated other comprehensive loss		(33,940)	(30,659)
Accumulated deficit		(1,865,341)	(677,397)

Total stockholders’ equity		256,917	87,722

Total liabilities and stockholders' equity		$733,346	$625,687

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEAR ENDED APRIL 30,

	2004	2003

REVENUES
Information Technology (“IT”) Consulting	$ 1,545,641	$ 1,420,006
Hardware sales	625,656	-

	2,171,297	1,420,006

COST OF HARDWARE SALES	496,589	-

GROSS PROFIT	1,674,708	1,420,006

EXPENSES
Depreciation and amortization	5,421	4,957
Consulting and subcontractors	1,772,865	1,351,905
Consulting and subcontractors – related party (Note 13)	-	46,339
Salaries and management fees	519,072	243,256
Selling, general and administration	551,798	298,352

	(2,849,156)	(1,944,809)

Loss before other expenses	(1,174,448)	(524,803)

OTHER EXPENSES
Write-off of note receivable (Note 6)	-	11,750
Write-off of capital assets	-	5,285
Interest expense	13,496	14,256

Total other expenses	(13,496)	(31,291)

Loss before income taxes	(1,187,944)	(556,094)

Provision for income taxes	-	-

Net loss for the year	$ (1,187,944)	$ (556,094)

Basic and diluted loss per common share	$ (0.03)	$ (0.02)

Weighted average number of common shares outstanding	35,737,994	28,308,792

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

				Accumulated Other Comprehensive Income (Loss)

	Capital Stock		Additional Paid-in Capital
	Number of Shares				Accumulated Deficit
		Amount				Total

Balance at April 30, 2002	16,005,000	$16,005	$-	$596	$(121,303)	$(104,702)

Acquisition of assets of Edgetech Services Inc.
	11,659,000	11,659	84,989	-	-	96,648

Shares issued for finders' fee on the acquisition of Edgetech Services Inc.

	825,000	825	(825)	-	-	-

Shares issued for cash	1,039,950	1,040	194,573	-	-	195,613

Shares issued for services	236,000	236	116,876	-	-	117,112

Shares issued for prepaid
consulting	1,000,000	1,000	249,000	-	-	250,000

Shares issued for settlement
of debt	570,000	570	119,830	-	-	120,400

Cumulative translation adjustment	-	-	-	(31,255)	-	(31,255)

Net loss for the year	-	-	-	-	(556,094)	(556,094)

Balance at April 30, 2003	31,334,950	31,335	764,443	(30,659)	(677,397)	87,722

Shares issued for cash	3,824,000	3,824	532,176	-	-	536,000

Shares issued for services	2,296,000	2,296	468,309	-	-	470,605

Shares issued for settlement
of debt	1,763,000	1,763	352,052	-	-	353,815

Cumulative translation adjustment	-	-	-	(3,281)	-	(3,281)

Net loss for the year	-	-	-	-	(1,187,944)	(1,187,944)

Balance at April 30, 2004	39,217,950	$39,218	$2,116,980	$(33,940)	$(1,865,341)	$256,917

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED APRIL 30,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the year	$ (1,187,944)	$ (556,094)
Items not affecting cash:
Depreciation and amortization	5,421	4,957
Bad debt expense	-	10,985
Stock issued for services and prepaid expenses	637,322	200,445
Write-off of note receivable	-	11,750
Write-off of capital assets	-	5,285

Changes in assets and liabilities:
Increase in accounts receivable	(73,309)	(168,041)
(Increase) decrease in prepaid expenses	(7,856)	25,066
Increase in inventory	(43,810)	-
Increase in accounts payable and accrued liabilities	67,532	196,683

Net cash used in operating activities	(602,644)	(268,964)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(8,381)	(212)
Cash acquired on recapitalization	-	22,945

Net cash provided by (used in) investing activities	(8,381)	22,733

CASH FLOWS FROM FINANCING ACTIVITIES
Bank indebtedness	(124,370)	109,043
Loan payable	377,168	(3,167)
Due to related parties	(49,989)	(48,279)
Capital lease obligations	(662)	(8,727)
Issuance of capital stock	536,000	195,613

Net cash provided by financing activities	738,147	244,483

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED APRIL 30,

	2004	2003

Continued…

Effect of exchange rate changes on cash	(996)	1,235

Change in cash during the year	126,126	(513)

Cash, beginning of year	17,841	18,354

Cash, end of year	$ 143,967	$ 17,841

Supplemental disclosure with respect to cash flows:
Common shares issued for services	$ 470,605	$ 117,112
Common shares issued for recapitalization	-	96,648
Common shares issued for settlement of debt	353,815	120,400
Common shares issued for prepaid expenses	-	250,000
Interest paid	13,496	14,256
Income taxes paid	-	-

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2004 AND 2003

1.

HISTORY AND ORGANIZATION OF THE COMPANY

Edgetech Services Inc. (the “Company”) was incorporated under the laws of Nevada on May 16, 1997 as Newsgurus.com, Inc. and changed its name to Secure Enterprise Solutions Inc. on January 10, 2002, and then to Edgetech Services Inc. following the acquisition described below. The Company is in the business of providing information technology (IT) security consulting services, and during the current year, began to sell security hardware.  The Company operates from facilities in Toronto, Canada.

On May 22, 2002, the Company acquired all of the issued and outstanding capital stock of Edgetech Services Inc. ("Edgetech") consisting of 100 common shares.  Edgetech specializes in IT placement outsourcing training and software development projects.  As consideration, the Company issued 16,005,000 shares of common stock and made payments of $66,000 to the former stockholders of Edgetech.  Control of the combined companies passed to the former shareholders of Edgetech.  This type of share exchange has been accounted for as a recapitalization of the Company.  In accounting for this transaction:

i)

The Company is considered to be the legal acquirer and Edgetech is considered to be the accounting acquirer.

ii)

The consolidated statement of operations and cash flows for the year ended April 30, 2004, includes both Edgetech and the Company’s. The consolidated statements of operations and cash flows for the year ended April 30, 2003, include the results of operations and cash flows of Edgetech and the Company’s from May 22, 2002 (date of acquisition).

iii)

The issued number of shares of common stock is that of the Company.

iv)

At the date of acquisition, the fair market value of the Company's net assets was $96,648 as follows:

Cash	$ 22,945
Receivable	1,800
Prepaid expenses	20,000
Notes receivable	48,000
Capital assets	5,285
Other assets	2,036

100,066
Accounts payable and accrued liabilities	(3,418)

Net assets	$ 96,648

2.

GOING CONCERN

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.  However, certain conditions noted below currently exist which raise substantial doubt about the Company's ability to continue as a going concern.  These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

EDGETECH SERVICES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2004 AND 2003

2.

GOING CONCERN (cont’d…)

The operations of the Company have primarily been funded by the issuance of capital stock and revenue from operations.  Continued operations of the Company are dependent on the Company's ability to complete public or private equity financing or generate profitable operations in the future.  Management's plan in this regard is to secure additional funds through operations through equity financing and through loans made by financial institutions and stockholders of the Company.

	2004	2003

Accumulated deficit	$ (1,865,341)	$ (677,397)
Working capital	273,711	118,611

3.

SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies adopted by the Company are as follows:

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary.  All significant inter-company transactions have been eliminated upon consolidation.

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the year.  Actual results could differ from these estimates. Estimates are used when accounting for items and matters such as allowance for uncollectible accounts receivable, inventory obsolescence, and amortization.

Foreign currency translation

The Company's operations are substantially through a Canadian subsidiary whose functional currency is the Canadian dollar. These consolidated financial statements are stated in United States dollars. Assets and liabilities denominated in Canadian dollars are translated to United States dollars using the exchange rate in effect at the year end date. Revenue and expenses are translated to United States dollars using the average rate of exchange for the respective period.

Exchange gains and losses arising on this translation are excluded from the determination of income and are reported as a foreign currency translation adjustment in stockholders' equity.

EDGETECH SERVICES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2004 AND 2003

3.

SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Accounts receivable

Trade and other accounts receivable are carried at face value less any provisions considered necessary. Accounts receivable primarily includes trade receivables from customers and Goods and Services Tax receivable in Canada.  The Company estimates doubtful accounts on an item-to-item basis and includes over aged accounts as part of allowance for doubtful accounts, which are generally accounts that are ninety-days overdue.  Bad debt expense for the year ended April 30, 2004, was $Nil (2003 – $10,985).

Inventory

Inventory is valued at the lower of weighted average cost and net realizable value.  Inventory consists of computer hardware.

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation.  Depreciation is recorded annually on a declining balance basis at the following annual rates:

Office equipment and furniture	20%
Computer equipment	30%

Impairment of long-lived assets

Long-lived assets and certain identifiable recorded intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount and the fair value less costs to sell. At April 30, 2004 and 2003, the Company does not have any long-lived assets reported on its consolidated balance sheets.

Revenue recognition

The Company has two sources of revenues: IT Consulting services and sales of hardware.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, the product has been shipped or the services have been provided to the client, the sales price is fixed or determinable, and collectbility is reasonably assured.   Revenues from IT consulting services only fluctuate from the original arrangements when the customer requires additional services.  Revenues from hardware sales is recognized when the product is shipped to the client and when there are no unfulfilled company obligations that affect the client’s final acceptance of the arrangement. The Company does not have any multiple-element arrangements.

EDGETECH SERVICES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2004 AND 2003

3.

SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Stock-based compensation

The Company accounts for its stock-based compensation arrangements with employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" (“APB 25”) and related interpretations.  This practice is allowed under the provisions of Statements of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”).  As such, compensation expense under fixed term option plans is recorded at the date of grant only to the extent that the market value of the underlying stock at the date of grant exceeds the exercise price.  The Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined, in accordance with Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services".  Stock compensation expense is recognized as the stock option is earned, which is generally over the vesting period of the underlying option.

The following table illustrates the effect on net loss for the year and net loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation:

	2004	2003

Net loss for the year, as reported	$ (1,187,944)	$ (556,094)

Add: Total stock-based employee compensation expense included in loss as reported, determined under APB 25, net of related tax effects	-	-

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(36,032)	(36,032)

Pro-forma net loss	$ (1,223,976)	$ (592,126)

Basic and diluted net loss per share, as reported	$ (0.03)	$ (0.02)

Basic and diluted net loss per share, pro-forma	$ (0.03)	$ (0.02)

The fair value of each option grant has been estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

	2004	2003

Expected dividend yield	-	-
Expected stock price volatility	-	187%
Risk-free interest rate	-	2.92%
Expected life of options	-	5 years

EDGETECH SERVICES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2004 AND 2003

3.

SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Income taxes

The Company follows the asset and liability method of accounting for income taxes.  Under this method, current income taxes are recognized for the estimated income taxes payable for the current period.  Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as the benefit of losses available to be carried forward to future years for tax purposes.

Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered and settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.  A valuation allowance is recorded for deferred tax assets when it is not more likely than not that such deferred tax assets will be realized.

Net loss per share

Basic loss per share is computed using the weighted average number of common shares outstanding during the periods.  Diluted loss per share is computed using the weighted average number of common shares and potentially dilutive common stock equivalents, including stock options and warrants outstanding during the period.  As the Company has a net loss in each of the periods presented, basic and diluted net loss per share is the same, as any exercise of the share purchase options or warrants outstanding would be anti-dilutive.

Recent accounting pronouncements

In December 2003, FASB issued Financial Interpretation No. 46 “Consolidation of Variable Interest Entities” ("FIN 46") (revised in December 17, 2003).  The objective of FIN 46 is to improve financial reporting by companies involved with variable interest entities.  A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities.  FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both.  FIN 46 also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest.  The consolidation requirements of FIN 46 apply immediately to variable interest entities created after December 15, 2003.  The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after March 15, 2004.

In April 2003, FASB issued Statements of Financial Accounting Standards No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”).  SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities”.  SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003.

In May 2003, FASB issued Statements of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”).  SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.  SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

EDGETECH SERVICES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2004 AND 2003

3.

SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Recent accounting pronouncements (cont’d…)

The adoption of these new pronouncements is not expected to have a material effect on the Company's consolidated financial position or results of operations.

Comparative figure

Certain comparative figures have been reclassified to conform with the presentation adopted in the current year.

4.

PREPAID EXPENSES

Prepaid expenses consisted of consulting fees paid in advance of services rendered and now primarily consist of prepaid insurance.  The Company has fully amortized $250,000 related to the issuance of 1,000,000 common shares of the Company valued at $250,000.  The amount was being amortized on a straight-line basis over twelve months as the services were rendered.  The price used to value the shares was the closing market value on the date of the commitment to issue the shares.

5.

PROPERTY AND EQUIPMENT

	2004			2003
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value

Office equipment and
furniture	$ 14,558	$ 8,722	$ 5,836	$ 13,848	$ 6,909	$ 6,939
Computer equipment	43,078	29,916	13,162	33,135	24,772	8,363

	$ 57,636	$ 38,638	$ 18,998	$ 46,983	$ 31,681	$ 15,302

During the current year, the Company wrote-off fully depreciated equipment with an original cost of $14,082.

6.

NOTE RECEIVABLE

During fiscal 2003, the Company received a note receivable related to the sale of media assets to former shareholders of the Company.  The note was non-interest bearing and unsecured.  The note holders had the legal option to offset any amounts owed to them by the note.  During fiscal 2003, $36,250 was offset against liabilities owed to these former shareholders.  Management then determined that the remaining $11,750 would unlikely be collectible and accordingly charged the balance to the consolidated statement of operations.

EDGETECH SERVICES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2004 AND 2003

7.

BANK INDEBTEDNESS

	2004	2003

Bank overdraft	$ -	$ 46,543
Demand loan	-	69,846

	$ -	$ 116,389

Interest on the demand loan was calculated at prime plus 2.5%.  At April 30, 2004 and 2003, the Company had an unutilized line-of credit of approximately $73,000 and $Nil, respectively. The bank indebtedness was secured by an assignment of accounts receivable.

8.

DUE TO RELATED PARTIES

	2004	2003

Current portion
Due to a director of the Company (CDN$50,000), bears interest at 20% per annum, unsecured, due on November 15, 2004.	$ 36,470	$ 34,665

Due to a company controlled by a relative of a director (2003 - CDN$50,000), bears interest at 20% per annum, unsecured, was due on November 15, 2003 and repaid through issuance of shares.	-	34,665

	$ 36,470	$ 69,330

Long term portion
Due to directors and former directors of the Company (CDN$49,945 (2003 – CDN$67,276)), non interest bearing, unsecured, with no specific terms of repayment but not to be repaid within the next year.	$ 36,266	$ 46,462

9.

CAPITAL STOCK

Common stock

Holders of common stock are entitled to one vote for each share held.  There are no restrictions that limit the Company’ ability to pay dividends on its common stock.  The Company has not declared any dividends since incorporation.  The Company’s common stock has no par value.  However, for reporting purposes, the Company has assigned a per share amount of $0.001 to common stock.

F-15

EDGETECH SERVICES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2004 AND 2003

9.

CAPITAL STOCK (cont’d…)

Stock options

The Company has a stock option plan enabling it to grant options for up to 2,800,000 shares of common stock to directors and employees of the Company.  The exercise price of all stock options, granted under the stock option program must be at least equal to the fair market value (subject to regulated discounts) of such shares of common stock on the date of grant.  Stock options granted to directors and employees of the Company generally have a life of five years and frequently vest equally over the first three years.

Following is a summary of stock option activity:

	Number of Shares	Weighted Average Exercise Price

Outstanding at April 30, 2002 and 2001	1,060,000	$ 0.26
Granted	1,380,000	0.33
Forfeited	-	-
Exercised	(865,000)	0.24

Outstanding at April 30, 2003	1,575,000	$ 0.33
Granted	-	-
Expired	(420,000)	0.30
Exercised	(120,000)	0.30

Outstanding at April 30, 2004	1,035,000	$ 0.35

Following is a summary of the status of stock options outstanding at April 30, 2004:

	Outstanding Options			Exercisable Options
Exercise Price	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$ 0.30	345,000	3.60	0.30	345,000	$ 0.30
0.35	345,000	3.60	0.35	-	-
0.40	345,000	3.60	0.40	-	-

EDGETECH SERVICES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2004 AND 2003

9.

CAPITAL STOCK (cont’d…)

Warrants

As at April 30, 2004, warrants were outstanding enabling the holders to acquire shares of common stock as follows:

Number of Shares	Exercise Price	Expiry Date

225,000	$ 1.00	November 29, 2004
100,000	1.00	November 30, 2004
148,500	1.00	December 13, 2004
118,000	1.00	January 3, 2005
147,000	1.00	February 15, 2005
860,000	1.00	February 25, 2005

10.

COMMITMENTS

The Company entered into operating lease agreements for its current premises and for computer equipment.  The annual lease commitments under these leases are as follows:

2005	$ 78,585
2006	74,477
2007	49,263
2008	28,462
2009	17,735

$ 248,522

Rent expense for the year ended April 30, 2004 was $37,704 (2003 - $28,994).

11.

RELATED PARTY TRANSACTIONS

During the year ended April 30, 2004, the Company entered into the following related party transactions:

a)

Settled $37,250 (2003 - $56,150) of amounts owing to former directors of the Company through issuance of capital stock and offsetting of a note receivable from the former directors.

b)

Paid or accrued consulting fees of $Nil (2003 - $46,339) to former directors.

c)

Paid $9,301 (2003 - $4,544) in interest on loans to a director and to a Company owned by a relative of a director.

Included in accounts payable is $21,900 (2003 - $21,900) owed to a Company owned by a former director.

EDGETECH SERVICES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2004 AND 2003

11.

RELATED PARTY TRANSACTIONS (cont’d…)

The amounts charged to the Company for the services provided have been determined by negotiations amongst the parties and, in certain cases, are covered by signed agreements.  These transactions were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.

12.

INCOME TAXES

Income tax benefits attributable to losses from United States of America and Canadian operations was $Nil for the years ended April 30, 2004 and 2003, and differed from the amounts computed by applying the United States of America federal income tax rate of 34 percent to pretax losses from operations as a result of the following:

	2004	2003

Computed "expected" tax benefit	$ 403,901	$ 189,072
Increase in income taxes resulting from income taxes in a higher tax jurisdiction	6,684	9,305
Change in valuation allowance	(410,585)	(198,377)

	$ -	$ -

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at April 30, 2004 and 2003, are presented below:

	2004	2003

Deferred tax assets:
Net operating loss carry forwards	$ 803,045	$ 399,422

Change in valuation allowance	(803,045)	(399,422)

Total deferred tax assets	$ -	$ -

The valuation allowance for deferred tax assets as of April 30, 2004 and 2003, was $803,045 and $399,422, respectively.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

EDGETECH SERVICES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2004 AND 2003

12.

INCOME TAXES (cont’d…)

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in assessing the realizability of deferred tax assets.  In order to fully realize the deferred tax asset attributable to net operating loss carryforwards, the Company will need to generate future taxable income of approximately $2,400,000 prior to the expiration of the net operating loss carryforwards.  Of the $803,045 operating loss carryforwards, $272,660 is attributable to Canada, and expires between 2005 to 2011.  The remaining $530,385 is attributable to the United States and begins to expire in 2017.

13.

SEGMENT INFORMATION

The Company has one reportable segment, that being providing security services and IT solutions and services.  This reportable segment was determined based on the nature of the products offered.  Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly in deciding how to allocate resources and in assessing performance.  The Company evaluates performance based on several factors, of which the primary financial measure is business segment income before taxes.  The Company operates principally in Canada.

14.

CONCENTRATIONS

Major Customers

The Company has concentrations with respect to the volume of business conducted with several major customers in Canada.  For the year ended April 30, 2004, the Company made sales of $580,341 and $610,274 to two customers which were in excess of 10% of total sales for 2004.  For the year ended April 30, 2003, the Company made sales of $697,084 and $319,329 to two customers which were in excess of 10% of total sales for 2003.

Credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.  The Company places its cash with high quality financial institutions and limits the amount of credit exposure with any one institution.  The Company has concentrations of credit risk with respect to accounts receivable, as large amounts of its accounts receivable are concentrated geographically in Canada amongst a small number of customers.  At April 30, 2004, four customers totalling $126,887, $88,576, $86,739, and $70,269 accounted for total accounts receivable greater than 10%.  At April 30, 2003, two customers totalling $142,015 and $241,011 accounted for total accounts receivable greater than 10%.  The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.  The Company performs credit evaluations of its commercial customers but generally does not require collateral to support accounts receivable.  The Company’s major receivables are with high quality, large corporations.

15.

FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, accounts receivable, accounts payable and accrued liabilities, and due to related parties.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.  The fair value of these financial instruments approximates their carrying value, due to their short-term maturities or ability of prompt liquidation.

The fair value of the long-term portion of due to related parties is not determinable as it has no repayment terms.

Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

As previously filed on form 8-K, in March 2003, we (the "Registrant") decided to engage new auditors as our independent accountants to audit our financial statements.  Our Board of Directors approved the change of accountants to Dohan and Company, P.A., CPA’s effective on March 10, 2003.

During our recent fiscal years ended June 30, 2001 and June 30, 2000, and any subsequent interim periods preceding the change in accountants, there were no disagreements with Davidson & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.  The report on the financial statements prepared by Davidson & Company for either of the fiscal years ended June 30, 2001 and June 30, 2000, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to audit scope or accounting principles.  The report on the financial statements prepared by Davidson & Company for the years ended June 30, 2001 and June 30, 2000 was, however, modified as to uncertainty as the report contained a modifying paragraph with respect to our ability to continue as a going concern.

We engaged the firm of Dohan and Company, P.A., CPA’s as of March 10, 2003. In connection with the fiscal years ended June 30, 2001 and June 30, 2000 and any subsequent interim periods preceding the change in accountants, Dohan and Company, P.A., CPA’s was not consulted on any matter relating to accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on our financial statements.  In connection with the fiscal years ended June 30, 2001 and June 30, 2000 and any subsequent interim periods preceding the change in accountants, Dohan and Company, P.A., CPA’s did not provide any written or oral advice that was an important factor considered by it in reaching any decision as to the accounting, auditing or financial reporting issues.

PART II – INFORMATION  NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our officers and director immunity from liability to a company or its shareholders from monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation.  Excepted from that immunity are:

1)

a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2)

a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3)

a transaction from which the director derived an improper personal profit; and

4)

willful misconduct

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1)

such indemnification is expressly required to be made by law;

2)

the proceeding was authorized by our Board of Directors;

3)

such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

4)

such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses associated with litigation applicable as per above incurred to its officers and directors related to their duties. This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Item 25. Other Expenses of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee

$   100.00

Transfer Agent Fees

$ 1,000.00

Accounting fees and expenses

$ 5,000.00

Legal fees and expenses

$ 5,000.00

Edgar filing fees

$ 1,500.00

      ___________

Total

      $ 12,600.00

All amounts are estimates other than the Commission’s registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities.

On February 5, 2004 the Company completed a private placement by issuing 3,704,000 common shares at $0.135 per common shares for total proceeds of $500,040. These shares were issued in reliance on the exemptions from registration provided by Rule 504 of Regulation D Section 4 (2) of the Securities Act as it was a private placement from 2 accredited investors.

These are recent sales of unregistered Securities.

                      Shares of     Shares of      Shares of

                      Common Stock  Common Stock  Common Stock

                      Owned Prior      Being       Owned after

                               to Offering     Offered       Offering    Percent

         Name of Selling Shareholders                                Number

 -------------------------------------------------------------------------------

         Sutharsan Kunaratnam........    2,593,000     2,593,000         0       70.00

Losana Yogarajah.. .... ...      1,111,000    1,111,000         0       30.00

                                 ---------    ---------          -       ------

  Total ........................  3,704,000     3,704,000       0       100.00

Item 27. Exhibits.

Exhibit Number	Description
3.1

Articles of Incorporation filed May 16, 1997, and amendments thereto filed August 11, 1999, as filed with the Issuer's Form 10-SB (file no. 000-27397) filed on September 21, 1999 incorporated herein by reference.

3.3	Bylaws as filed with the Issuer's Form 10-SB (file no. 000-27397) on September 21, 1999 incorporated herein by reference.
4.1	Form of Lock Up Agreement Executed by the Issuer's Shareholders as filed with the Issuer's Form 10-SB (file no.000-27397) filed on September 21, 1999, incorporated herein by reference.
5.1	Consent of Warren J. Soloski, APC, Legal Council
10.1	Acquisition agreement between Secure Enterprise Solutions Inc and Edgetech Services Inc. on (Inserted as an exhibit at the end of the document)
10.2	Name change from Secure Enterprise Solutions Inc. to Edgetech Services Inc. (Inserted as an exhibit at the end of the document)
23.1	Consent of Dohan and Company, PA, Certified Public Accountants.

Item 28. Undertakings.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, we hereby undertake to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation or provisions of the Nevada Business Corporations Act, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake to:

(1)	File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:
	(a)	Include any prospectus required by section 10(a)(3) of the Securities Act;
(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

	(c)	Include any additional or changed material information on the plan of distribution.
(2)

For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned on September 9, 2004.

Edgetech Services Inc.
By:	Sang Ho Kim
President and Chairman.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Sang Ho Kim
Sang Ho Kim /s/ Tae Ho Kim	President and Chairman	September 9, 2004
Tae Ho Kim	Chief Executive Officer and Director	September 9, 2004